Exhibit 99.1

NEWS RELEASE	Contact:	Dave Horin
Chief Financial Officer
(212) 356-0545

Rodman and FINRA Reach Preliminary Agreement on Terms for

Rodman Acquisition of OTCBB Assets

New York, NY September 14, 2010 – Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM) today announced that it has reached preliminary agreement with Financial Regulatory Authority, Inc. (FINRA) on terms for its acquisition of specified assets related to the OTC Bulletin Board, which is currently operated by FINRA. The acquisition is subject to negotiation and execution of definitive documentation and regulatory approvals. It is expected that the transaction will close in the first quarter of 2011. No further terms were announced.

Edward Rubin, Rodman & Renshaw’s CEO and President said, “We are extremely excited with the prospects of acquiring the OTC Bulletin Board assets and the opportunity that it presents for expanding the quality services and products that we offer to the financial community and the potential to further diversify our revenue base. We look forward to our continued pursuit of this initiative with FINRA and consummating the transaction.”

About Rodman & Renshaw Capital Group, Inc.

Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM) is a holding company with a number of direct and indirect subsidiaries, including Rodman & Renshaw, LLC.

Rodman & Renshaw, LLC is a full-service investment bank dedicated to providing corporate finance, strategic advisory and related services to public and private companies across multiple sectors and regions. The company also provides research and sales and trading services to institutional investors. Rodman is the leader in the PIPE (private investment in public equity) and RD (registered direct offering) transaction markets. According to Sagient Research Systems, Rodman has been ranked the #1 Placement Agent by deal volume of PIPE and RD financing transactions completed every year since 2005.

For more information visit Rodman & Renshaw on the Internet at www.rodm.com.

MEMBER FINRA, SIPC

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements regarding future events, including with respect to the consummation of the potential acquisition described herein. In some cases, you can identify these statements by words such as “may,” “might,” “will,” “should,” “except,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms and other comparable terminology. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. There are or may be important factors that could cause our actual results to materially differ from our historical results or from any future results expressed or implied by such forward looking statements.

These factors include, but are not limited to, those discussed under the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed March 16, 2010, which is available at the U.S. Securities and Exchange Commission website at www.sec.gov. The forward-looking statements in this press release are based upon management’s reasonable belief as of the date hereof. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.